Exhibit 21.1

The following is a list of subsidiaries of the Company as of December 31, 2014, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Entity	State/ Country of Formation
Entertainment Weekly Inc.	Delaware
Essence Communications Inc.	Delaware
Essence Festivals LLC	Delaware
Essence Festivals Investments LLC	Louisiana
Essence Festivals Productions LLC	Louisiana
Health Media Ventures Inc.	Delaware
International Publishing Corporation Limited	United Kingdom
IPC Magazines Group Limited	United Kingdom
IPC Magazines Holdings Limited	United Kingdom
IPC Magazines (UK) Limited	United Kingdom
MNI Targeted Media Inc.	Delaware
NewSub Magazine Services LLC	Delaware
NSSI Holdings Inc.	Delaware
Southern Progress Corporation	Delaware
Sunset Publishing Corporation	Delaware
Synapseconnect, Inc.	Delaware
Synapse Group, Inc.	Delaware
Synapse Ventures, Inc.	Delaware
TI Circulation Holdings LLC	Delaware
TI Corporate Holdings LLC	Delaware
TI Live Events Inc.	Delaware
TI Magazine Holdings LLC	Delaware
TI Media Solutions Inc.	Delaware
TI Sales Holdings LLC	Delaware
Time Atlantic Europe Holdings Limited	United Kingdom
Time Consumer Marketing, Inc.	Delaware
Time Customer Service, Inc.	Delaware
Time Direct Ventures LLC	Delaware
Time European Holdings Limited	United Kingdom
Time Inc. Affluent Media Group	New York
Time Inc. Lifestyle Group	Delaware
Time Inc. (UK) Ltd.	United Kingdom
Time Inc. Ventures	Delaware
Time Publishing Ventures, Inc.	Delaware
Time UK Publishing Holdings Limited	United Kingdom